EXHIBIT 99

Gander Mountain Company Revises Year-End Results

Net Income Increases

ST. PAUL, Minn., April 7, 2005 — Gander Mountain Company (Nasdaq: GMTN) today announced revisions to the fiscal 2004 financial results reported on March 11, 2005, and to the restated fiscal 2003 results reported on that date.  As revised for the reasons described below, net income for fiscal 2004 increased to $1.6 million from $0.8 million as previously reported, and net income for fiscal 2003 increased to $1.5 million from $0.7 million as previously reported.

As a result of a clarification issued by the SEC on February 7, 2005, affecting many retail companies, Gander Mountain announced on March 9, 2005, that it would restate previously issued financial statements to adjust its method of accounting for leases.  On March 11, 2005, the company announced its preliminary financial results for the fourth quarter of fiscal 2004 and the full year.

Since the March 11 announcement, the SEC has provided further guidance regarding the accounting for construction period and pre-opening lease expenses.  As a result of this guidance, Gander Mountain has adopted an accounting policy to capitalize rent expense during the construction period into the cost of leasehold improvements and has adjusted the fiscal 2004 financial results disclosed in its March 11, 2005, press release, as well as the restated fiscal 2003 results reported in that release.

As previously announced, Gander Mountain will file the restated historical financial statements and related auditor’s report required for the adjustments in its lease accounting in connection with the filing of its Annual Report on Form 10-K for the year ended January 29, 2005.

About Gander Mountain Company

Gander Mountain Company, headquartered in St. Paul, Minnesota, is a leading specialty retailer that serves the needs of outdoor lifestyle enthusiasts, with particular focus on products and services for hunting, fishing, camping and boating.  Focused on a “We Live Outdoors” culture, Gander Mountain stores offer competitively priced outdoor equipment, accessories, related technical apparel and footwear, featuring national and regional brands as well as the company’s owned brand. There are currently 82 Gander Mountain outdoor lifestyle stores in 14 states.  For the nearest Gander Mountain store location, call 800-282-5993 or visit www.GanderMountain.com.

Cautionary Note Regarding Forward-Looking Statements
Any statements in this release that are not historical or current facts are forward-looking statements.  All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Certain of these risks and uncertainties are described in the “Risk Factors” section of the final prospectus relating to our initial public offering, as filed with the SEC, as well as in our subsequent reports filed with the SEC, which are available at our website at www.GanderMountain.com and at the SEC’s website at www.sec.gov.

Contacts:	Shannon Burns Director of Investor Relations 651-325-4337

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